Exhibit 10.1
                                                                 ------------


          FIRST AMENDMENT OF THE N. WILLIAM WHITE EMPLOYMENT AGREEMENT


         WHEREAS, 1st Independence Financial Group, Inc. (the "Parent") entered into an employment agreement on July 9, 2004 (the "Agreement") with N. William White (the "Executive"), and joined by 1st Independence Bank; and

         WHEREAS, the American Jobs Creation Act was signed into law by the President of the United States on October 22, 2004 creating a new Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") governing the content and operation of nonqualified deferred compensation arrangements with respect to amounts deferred after December 31, 2004; and

         WHEREAS, final regulations under Code Section 409A, issued on April 10, 2007, require all arrangements subject to Code Section 409A be amended to comply with Code Section 409A no later than December 31, 2008; and

         WHEREAS, the Parent has determined that the Agreement is subject to Code Section 409A and should be amended to comply with the requirements of Code
Section 409A and to specify the circumstances under which the Executive should receive a payment upon the occurrence of a "Change in Control" of the Parent; and

         WHEREAS, counsel has prepared, and the Compensation Committee of the Board of Directors of the Parent has reviewed and approved for adoption, the First Amendment of the Agreement to give effect to, and to carry out the intentions of, the foregoing recitals;

         NOW, THEREFORE, the Agreement is hereby amended, effective as of December 31, 2007, in the following particulars:

1. By replacing the last sentence of Section 3 in its entirety with the following:

                  "Notwithstanding the foregoing, this Agreement shall automatically terminate (and the Term of this Agreement shall thereupon end) without notice when the Executive attains age 65 of age or upon payment following a Change in Control pursuant to subsection 8(e)."

2. By replacing the phrase "(as defined in Section 8(b)(v)" in the second sentence of subsection 5(c) with "(as defined in subsection 8(e)".

3.       By replacing subsection 6(a) in its entirety with the following:

                  "(A) So long as Executive is employed by Parent and Bank pursuant to this Agreement, Executive shall receive reimbursement from Parent or Bank, as appropriate, for all reasonable business expenses incurred in the course of his employment by Parent and Bank, upon submission to Bank of written vouchers and statements for reimbursement; provided, however, any such reimbursement shall be made by Parent or Bank, as appropriate, by the end of the year following the year in which the expense was incurred."

4. By replacing the introductory sentence to Section 8 in its entirety with the following:

                  "8. Termination and Other Payments. In the event of termination of Executive's employment pursuant to Section 7 hereof, or upon the occurrence of a Change in Control as defined in subsection 8(e), compensation shall continue to be paid to Executive as follows:"

5.       By replacing subsection 8(b)(i) in its entirety with the following:

                  "(i) compensation provided for herein (including Base Compensation) shall be paid to him in a single sum payment within 30 days following the date of his termination, and Executive shall continue to participate in the Executive benefit, retirement and compensation plans and other perquisites as provided in Sections 5 and 6 hereof, through the date of termination specified in the notice of termination in a manner consistent with the applicable terms of the governing plan documents. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through such date shall be paid when due under those plans."

6. By deleting subsection 8(b)(ii), (iii) and (v) in their entirety and renumbering subsection 8(b)(iv) as subsection 8(v)(ii).

7.       By replacing subsection 8(c) in its entirety with the following:

                  "(c)In event of a termination pursuant to subsection 7(e), compensation provided for herein (including Base Compensation) shall be paid to him in a single sum payment within 30 days following the date of his termination, and Executive shall continue to participate in the Executive benefit, retirement and compensation plans and other perquisites as provided in Sections 5 and 6 hereof in a manner consistent with the applicable terms of the governing plan documents, (i) in the event of the Executive's death, through the date of his death, or (ii) in the event of Executive's disability, through the date of proper notice of disability as required by subsection 7(e). Any benefits payable under insurance, health, retirement and bonus plans as a result of Employer's participation in such plans through such date shall be paid when due under those plans."

8.       By adding a new subsection 8(e) to read as follows:

                  "(e)In the event of a Change of Control (as defined below), Executive shall be paid an amount equal to the product of 2.99 times Executive's 'base amount' as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the 'Code') and any final regulations thereunder, less the value of any benefits provided or rights accelerated by the Change of Control, as determined pursuant to Code Section 280G and any proposed or final regulations thereunder. Said sum shall be paid, in one (1) lump sum within 30 days after the occurrence of such Change in Control, and such payments shall be in lieu of any other future payments which Executive would be otherwise entitled to receive under this Agreement. Notwithstanding the foregoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments or benefits to be made to or provided to Executive by Parent or Bank shall be deemed an 'excess parachute payment' in accordance with Code Section 280G and be subject to the excise tax provided in Code Section 4999(a).

                  For purposes of this subsection, a 'Change in Control' will occur upon one of the following events:

                  (i) A Change in Control will occur on the date that any person, or group of persons (as defined in this subsection below), acquires ownership of stock of the Parent that, together with any stock held by the person or group, constitutes more than 50 percent of the total fair market value or total voting power of the issued and outstanding shares of common stock of the Parent. However, if any person or group is considered to own more than 50 percent of the total fair market value or total voting power of the issued and outstanding stock of the Parent, the acquisition of additional stock by the same person or group will not be considered to cause a Change in Control. An increase in the percentage of stock owned by any person or group as a result of a transaction in which the Parent acquires its stock in exchange for property will be treated as an acquisition of stock.

                  For purposes of this subsection and subsection 8(e)(ii), persons will not be considered to be acting as a group solely because they purchase or own stock at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Parent. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

                  (ii) A Change in Control will occur when: (1) any person or group (as defined in subsection 8(e)(1)) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Parent which possesses 30 percent or more of the total voting power of the Parent's issued and outstanding shares; or
                  (2) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election (excluding the replacement of directors who resign from the Board). However, if any person or group is considered to effectively control the Parent, the acquisition of additional control of the Parent by the same person(s) will not be considered to cause a Change in Control.

                  (iii) A Change in Control will occur on the date that any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Parent that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Parent and its affiliates immediately prior to such acquisition(s). For purposes of this subsection, 'gross fair market value' means the value of the assets of the Parent and its affiliates, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing provisions of this subsection, there will be no Change in Control under this subsection in the case of a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer; furthermore, a transfer of assets by the Parent is not treated as a Change in Control if the assets are transferred to: (1) a shareholder of the Parent (immediately before the asset transfer) in exchange for or with respect to the stock of the Parent; (2) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Parent; (3) a person, or group of persons, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the Parent's issued and outstanding stock, or (4) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in
                  (3); furthermore, a transfer of assets the proceeds of which are retained by the transferor corporation(s) to finance continuing operations, rather than distributed to shareholders, including, for example, the securitization or monetization of the Parent's accounts receivable, will be disregarded for purposes of this subsection. For purposes of this subsection and except as otherwise provided herein, a person's status will be determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction, will not be treated as a Change in Control.


                  For purposes of this subsection, persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

                  Notwithstanding the foregoing provisions of this Section, the acquisition of the Parent's stock by the 1st Independence Financial Group, Inc. Employee Stock Ownership and 401(k) Plan will not constitute a Change in Control."

9.       By adding a new subsection 8(f) to read as follows:

                  "(f) If Executive qualifies as a Key Employee (as defined in subsection 8(f)(i)) at the time of his Separation from Service (as defined in subsection 8(f)(ii)), Parent may not make a payment of 'deferred compensation' as defined by Treasury Regulation &1.409A-1(A) earlier than six months following the date of Executive's Separation from Service (or, if earlier, the date of the Executive's death). Payments to which the Key Employee would otherwise be entitled during the first six months following the date of his Separation from Service will be accumulated and paid to Executive on the first day of the seventh month following Executive's Separation from Service.

                    (i)      'Key Employee' means an employee who is:


                           (1)     An officer of Parent having annual
                                   compensation greater than $140,000;

                           (2)     A five percent owner of Parent; or

                           (3) A one percent owner of Parent having an annual compensation from the employer of more than $150,000.

                  For purposes of subsection 8(f)(i)(1), no more than 50 employees (or, if lesser, the greater of three or 10 percent of the employees) shall be treated as officers. The $140,000 amount in subsection 8(f)(i)(1) will be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period shall be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 shall be rounded to the next lower multiple of $5,000.

                  (ii) 'Separation from Service' means the date on which Executive dies, retires or otherwise experiences a Termination of Employment with the Parent or the Bank. Provided, however, a Separation from Service does not occur if the Executive is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Parent or Bank under an applicable statute or by contract. For purposes of this subsection, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Bank or the Parent. If the period of leave exceeds six months and the Executive does not retain the right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. The Executive shall incur a 'Termination of Employment' for purposes of this subsection when a termination of employment has occurred under Treasury Regulation 1.409A-1(h)(ii)."

10.      By deleting subsection 9(f) of the Agreement.

         IN WITNESS WHEREOF, the Parent and Bank, by their duly authorized officers, and the Executive have executed this First Amendment of the Agreement effective as of this 31st day of December, 2007.


                   1st INDEPENDENCE FINANCIAL GROUP, INC.

                   By:______________________________________________


                   1st INDEPENDENCE BANK, INC.

                   By:______________________________________________


                   EXECUTIVE

                   __________________________________________________
                   N. William White